EXHIBIT 99.1

         KANSAS CITY, MO, January 11, 2000 - Golden Sky Holdings,  Inc.  (Golden
Sky) today announced that it has signed a definitive agreement to merge with Pegasus Communications Corporation for approximately $1 billion in stock and assumed liabilities.

         The transaction firmly establishes Pegasus, which is based in Bala Cynwyd, Pennsylvania, as one of the nation's largest multichannel video providers. Privately held Golden Sky is the second largest independent provider of DIRECTV and currently serves 345,200 subscribers in 24 states, and has exclusive rights to serve approximately 1.86 million households. The combined operations of Pegasus and Golden Sky will serve in excess of 1.1 million subscribers in 41 states and reach approximately 7 million rural households. The
1.1 million subscribers will make Pegasus the third largest provider of DBS and the 8th largest multichannel video provider in the US, including satellite and cable. Moreover, Pegasus is the only multichannel video provider focused exclusively on rural and underserved areas of the country.

         Pursuant to the terms of the transaction, Pegasus will issue 6.5 million shares of its Class A common stock to Golden Sky shareholders, currently valued at $632 million, based on yesterday's closing price of $97.25 per share. Golden Sky's net debt and other liabilities totaled approximately $373 million as of September 30, 1999. The transaction has been approved by the boards of directors of both companies. Pending shareholder and certain other approvals, the transaction is expected to close during the second quarter of 2000. Upon completion of the transaction, Golden Sky will become a wholly owned subsidiary of Pegasus Communications Corporation.

         Golden Sky Chairman and CEO Rodney A. Weary noted, "We are excited about the opportunity to join forces with Pegasus. The scale and operating efficiencies expected to result from this merger will better position our combined companies to be the preeminent provider of subscription television and other satellite services to consumers in rural America. We are proud of Golden Sky's track record of rapidly penetrating our rural markets at low subscriber acquisition costs and our generally low subscriber churn results. We believe our past accomplishments provide a firm foundation for the continued growth of our combined businesses."

         Marshall W. Pagon, President, Chairman and CEO of Pegasus, stated, "The acquisition of Golden Sky is a major step in unifying the nation's independent providers of DIRECTV. With a critical mass of well over one million subscribers, our combined operations affirm Pegasus' position as the only large-scale distributor of multichannel video services focused exclusively on rural areas of the US. Rural television households comprise one-third of the nation's viewing audience and account for approximately 67% of DBS subscribers nationally. The addition of Golden Sky only serves to increase the opportunities available to grow our DBS business."

         "However, additional scale in our DBS operations is only the first benefit of this transaction for Pegasus. The deal also substantially increases the audience to which we can offer new digital services through the Pegasus retail network, our 2,500-outlet distribution network, as we pursue our strategy of bringing digital multichannel video, broadband internet access and other satellite-delivered services to rural America. The success of DBS in rural America has illustrated clearly the degree to which this substantial market is underserved by media and information providers, particularly cable companies. Our distribution network and rapidly growing reach uniquely positions us to bring the benefits of new technology to these homes, and satellite is the ideal medium to do so."

         Golden Sky Holdings, Inc. (www.gssdirectv.com) is an independent provider of programming services from DIRECTV, the nation's leading direct broadcast satellite company. Golden Sky currently provides DIRECTV programming to more than 345,000 subscribers and has approximately 70 offices throughout the United States serving 57 rural markets. DIRECTV offers subscribers access to more than 200 channels via satellite, including cable and broadcast networks, sports packages, movies, and other premium services, using an 18-inch satellite antenna dish and digital receiver.

         Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States. Pegasus is the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states.

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Pegasus is also a  broadcaster  operating  and/or  programming  ten TV  stations serving 2 million TV households in smaller markets in 10 states affiliated with FOX, UPN and the WB.

                  This  press  release   contains   information   about  pending
transactions, and there can be no assurance that these transactions will be completed.